Exhibit 10.1

WILLIAMS SCOTSMAN INTERNATIONAL, INC.

EXECUTIVE DEFERRED COMPENSATION PLAN

Effective July 25, 2006

WILLIAMS SCOTSMAN INTERNATIONAL, INC.

EXECUTIVE DEFERRED COMPENSATION PLAN

Effective July 25, 2006

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WILLIAMS SCOTSMAN INTERNATIONAL, INC.

EXECUTIVE DEFERRED COMPENSATION PLAN

Effective July 25, 2006

This Plan allows non-employee directors of Williams Scotsman International, Inc. to defer the receipt of compensation, to accumulate amounts deferred with earnings as specified herein, and to receive payment at termination of service as a director or upon the occurrence of other specified events.  The Plan is intended to be a “top hat” plan (i.e., an unfunded deferred compensation plan maintained for a select group of management or highly compensated employees) within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

The Plan is intended to comply with Section 409A of the Code, and the Treasury Regulations or any other authoritative guidance issued under Section 409A of the Code.

ARTICLE I — DEFINITIONS

The following definitions apply to this Plan:

1.1  Account means the account established for a Participant on the books of the Employer as provided in Article IV.

1.2  Beneficiary means any person or persons so designated in accordance with Article VI.

1.3  Change in Control means any one or more of the following conditions or events as prescribed under Code Section 409A, and Treasury Regulations promulgated thereunder:

A.            The acquisition by a person, or by more than one person acting as a coordinated group, of more than 50% of the total fair market value or total voting power of the stock of Williams Scotsman International, Inc.;

B.            Any sale, lease, exchange, transfer, or other disposition of 40% or more of the gross fair market value of the business assets of Williams Scotsman International, Inc., over a period of not more than twelve months;

C.            The acquisition by a person, or more than one person acting as a coordinated group, of more than 35% of the total voting power of the stock of Williams Scotsman International, Inc., over a period of not more than twelve months;

D.            A change in the composition of the Board of Directors of Williams Scotsman International, Inc., such that, during any twelve month period, individuals who, at the beginning of such twelve month period constitute the Board of Directors of Williams Scotsman International, Inc., cease for any reason to constitute at least the majority of the Board of Directors of Williams Scotsman International, Inc., unless the election of each new director has been endorsed or approved by directors representing at least a majority of the directors then in office who were directors as of the beginning of such twelve month period; or

E.             The consummation of any series of transactions that result in any of the transactions described above.

1.4  Code means the Internal Revenue Code of 1986, as amended from time to time.

1.5  Committee means the Board of Directors of the Williams Scotsman International, Inc., or such other Committee as the Board of Directors may designate to undertake administrative responsibilities with respect to the Plan.

1.6  Director Fees means amounts paid to an Eligible Employee in recognition of the Eligible Employee’s service as a member of the Board of Directors of Williams Scotsman International, Inc.

1.7  Election Period means one of the following:

A.            An election to make Elective Deferrals shall be made between December 1 and December 31 of the Plan Year prior to the Plan Year for which the Directors Fees are deferred.

B.            With respect to an Eligible Employee’s first year of participation in the Plan, an election to make Elective Deferrals shall be made within 30 days after the date the Eligible Employee becomes eligible to participate in the Plan and shall be effective only with respect to Director Fees paid for services performed after the date of the initial election.

1.8  Elective Deferral means a deferral of Director Fees.

1.9  Eligible Employee means a member of the Board of Directors of Williams Scotsman International, Inc. who is not an employee of the Employer.

1.10                Employer means Williams Scotsman International, Inc., and any organization required to be included as a single employer with Williams Scotsman, Inc. under Sections 414(b) and 414(c) of the Code.

1.11                ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.12                Participant means any person with an Account.

1.13                Permissible Investments means the investment options designated by the Committee from time to time from which a Participant may specify one or more investment options as the basis for the gain or loss adjustment applicable to the Participant’s Account.

1.14                Plan means the Williams Scotsman International, Inc. Executive Deferred Compensation Plan, as amended from time to time.

1.15                Plan Year means the twelve month period ending each December 31.

1.16                Valuation Date means December 31 of each Plan Year or the date of any distribution under Article V of the Plan.

ARTICLE II — ELIGIBILITY AND PARTICIPATION

2.1  Requirements.  Every Eligible Employee shall become a Participant when Elective Deferrals are first credited to his or her Account.

2.2. Change of Category.  A Participant shall not be eligible to make Elective Deferrals during any period after which the Participant ceases to be an Eligible Employee.

ARTICLE III — ELECTIVE DEFERRALS

A Participant may elect under this Plan to defer Director Fees which are due to be earned and which would otherwise be paid to the Participant.  A Participant shall elect in writing the amount of his or her Elective Deferrals with respect to such Plan Year during the applicable Election Period.  Except as otherwise provided in Section 5.3, once made, an Elective Deferral election may not be changed with respect to Director Fees otherwise payable during the Plan Year to which the election relates.  The election shall continue in force with respect to Director Fees otherwise payable during future Plan Years until changed by the Participant during a subsequent Election Period.

ARTICLE IV — ALLOCATION OF FUNDS

4.1  Separate Accounts.  The Employer shall establish and maintain a separate bookkeeping Account under the Plan to reflect each Participant’s Elective Deferrals under the Plan, adjusted for gain or loss as described in Section 4.2.

4.2  Gain or Loss Adjustment.  Each Participant’s separate Account as established under the Plan in accordance with Section 4.1 shall be adjusted as of each Valuation Date to take into account the gain or loss adjustment as determined under this Section 4.2 for such period applicable to such separate Account.  For purposes of the Plan, the gain or loss adjustment applicable to a Participant’s separate Account shall be determined as follows:

A.            Each Participant shall be permitted to specify an investment or investments (from among Permissible Investments), which shall be the basis for determining the gain or loss adjustment applicable to such Participant’s separate Account in accordance with such rules as may be established by the Committee.  The Participant shall be permitted to change such specifications in accordance with such rules, and at such times as the Committee may permit.  Such rules shall also include provisions requiring the Participant to provide advance notice to the Committee of intended changes in investment specifications.  The length of time required for such advance notice shall be as determined by the Committee.

B.            On each Valuation Date, each Participant’s separate Account shall be adjusted to reflect the gain or loss that would have been realized if an amount equal to the Participant’s separate Account balance as of the prior Valuation Date, along with an additional amount added to the Participant’s separate Account on account of the Participant’s Elective Deferrals occurring during the period prior to the Valuation Date (but subsequent to any prior Valuation Date), had been invested in accordance with the investment specifications of the Participant.  For purposes of the determination of the gain or loss adjustment for the applicable Valuation Date, such adjustment shall be calculated by taking into account any brokerage fees or other transactional costs that would have been incurred in actually carrying out the investment specifications of the Participant, whether or not such costs were actually incurred by the Employer.  For purposes of these calculations, the balance in a Participant’s separate Account as of the prior Valuation Date shall be treated as having been invested for the full period through the applicable Valuation Date, while the Participant’s Elective Deferrals shall be treated as having been invested starting at the date such amounts would otherwise have been payable to the Participant in the absence of the Participant’s election under the Plan.

C.            Notwithstanding anything to the contrary contained herein, including those provisions giving a Participant the right of designating investments from among Permissible Investments for the purposes of determining the amount of the benefit paid under the Plan, the Employer reserves the right to invest its assets, including any assets that may have been set aside for the purpose of funding the benefits to be provided under the Plan, at its own discretion, and such assets shall remain the property of the Employer, subject to the claims of its general creditors.  No Participant shall have any right to any portion of such assets other than as an unsecured general creditor of the Employer.

4.3  Fees and Expenses.  All fees associated with this Plan will be paid by the Employer.

4.4  Vesting of Accounts.  All Participants are fully vested in amounts credited to their Accounts.

4.5  Account Statements.  Each Participant shall receive a statement of his or her Account as soon as practicable after June 30 and December 31 of each Plan Year.

ARTICLE V — ENTITLEMENT TO BENEFITS

5.1           Commencement of Distributions.

A.            First Election.  Distribution of a Participant’s Account shall begin as soon as practicable after the first day of the seventh month following the Participant’s separation from service with the Employer.  Alternatively, the Participant may elect, at the time of his enrollment in the Plan, or during any Election Period, solely with respect to the Elective Deferrals as to which the election relates (including the gain and loss adjustments applicable to such deferrals under Section 4.2) to receive payment (i) commencing on a different specified date occurring prior to the Participant’s separation from service with the Employer, (ii) commencing as soon as practicable following a Change in Control if that occurs before the Participant’s Account has been completely distributed, or (iii) commencing on the earlier of the first day of the seventh month following the Participant’s separation from service with the Employer or a different specified date occurring prior to the Participant’s separation from service with the Employer.  An election in effect under this Section 5.1 shall continue to apply to future Elective Deferrals (and the gain and loss adjustments attributable thereto) when and until otherwise changed in accordance with this Section 5.1.

B.            Second Election.  Notwithstanding any provision of this Plan to the contrary and subject to the limitations of this Subsection B, a Participant may make a one-time election to extend the specified date upon which a distribution of his Account shall commence.  This election is only available to a Participant who, in accordance with Subsection A of this Section 5.1, elected to receive payment of his Account commencing on either:

(i) a different specified date occurring prior to the Participant’s separation from service with the Employer, or

(ii) the earlier of the first day of the seventh month following the Participant’s separation from service with the Employer or a different specified date occurring prior to the Participant’s separation from service with the Employer.

(iv)          (a) The date elected must be least five years following the earliest date elected for the commencement of distribution of the Participant’s Account pursuant to Subsection A of this Section 5.1, (b) the election must be made at least twelve months prior to the earliest date elected for the commencement of distribution of the Participant’s Account in accordance with Subsection A of Section 5.1, and (c) with respect to a payment scheduled to be made on a specified date occurring prior to the Participant’s separation from service with the Employer, the election may not take effect for at least twelve months.  Such election shall apply to all Elective Deferrals (including the gain and loss adjustments applicable to such deferrals under Section 4.2) that were scheduled to commence to be distributed on the earliest date elected under Subsection A of this Section 5.1.

C.            In the event a Participant elects to receive payments in substantially equal, annual installments, and payments are to be made following the Participant’s separation from service with the Employer, payment of the first installment shall be made as soon as practicable following the first day of the seventh month following the Participant’s separation from service with the Employer, and subsequent installments shall be paid as soon as practicable following the first day of the month following the one year anniversary of the Participant’s separation from service with the Employer.

5.2  Death.  A Participant’s Account shall be paid in a single lump sum to the Participant’s Beneficiary as soon as practicable after the Participant’s Death.  For purposes of this Section 5.2, the Valuation Date used to determine the amount to be distributed to the Participant’s Beneficiary shall be the date of distribution.

5.3  Hardship Distributions.

A.            If a Participant incurs a financial hardship, as hereinafter defined, the Participant may apply to the Employer for a cash lump sum distribution of all or any part of his or her Account.  The Employer shall fully consider the circumstances of each such case, and the best interests of the Participant and his or her family, and shall have the right, in its sole discretion, to allow such distribution, or to direct a distribution of part of the amount requested, or to refuse to allow any distribution.  Upon a finding of financial hardship, the Employer shall make the appropriate distribution to the Participant from amounts credited to the Participant’s Account.  In no event shall the aggregate amount of the distribution exceed the lesser of the full value of the Participant’s Account or the amount determined by the Employer to be necessary to alleviate the Participant’s financial hardship (including at the Employer’s discretion, any taxes due because of the hardship distribution), and which is not reasonably available from other resources of the Participant.

B.            “Financial hardship” means (i) a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Code Section 152(a)) of the Participant, (ii) loss of the Participant’s property due to casualty, or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

C.            Notwithstanding the provisions of Article III, a Participant may cancel his election of Elective Deferrals under the Plan for the remainder of the Plan Year following the receipt of a distribution pursuant to this Section 5.3.

5.4  Disability Distribution.  If the Participant becomes “disabled,” the Participant’s account shall be distributed in annual installments over a ten year period beginning as soon as practicable following the determination of the Participant’s disability.  For purposes of the Plan, “disabled” shall mean either:

A.            The Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months; or

B.            The Participant has, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, been receiving income replacement benefits for a period of not less than three months under an accident and health plan or disability plan sponsored by the Employer.

5.5  Method of Payment.

A.            Plan distributions made under the Plan shall be paid in a cash lump sum or in substantially equal, annual installments over not more than ten years, except as is otherwise specified in this Plan.  A Participant’s Account shall continue to be adjusted for gain or loss in accordance with Section 4.2 until it is completely distributed.

B.            A Participant shall elect the method under which his Account will be paid when the Participant enrolls in the Plan or during any Election Period solely with respect to the Elective Deferrals as to which the election relates (including the gain and loss adjustments applicable to such deferrals under Section 4.2) provided, however, that an election in effect under this Section 5.5 shall continue to apply to future Elective Deferrals (and the gain and loss adjustments attributable thereto) when and until otherwise changed in accordance with this Section 5.5.

C.            Notwithstanding any provision of this Plan to the contrary, if a Participant meets the requirements of Subsection B of Section 5.1 and exercises his right to extend the specified date upon which a distribution of his Account shall commence, such Participant may make a one-time election to change the method under which his Account will be paid.  This election shall only be made in conjunction with a valid election under Subsection B of Section 5.1 and shall apply to the payment of all Elective Deferrals (including the gain and loss adjustments applicable to such deferrals under Section 4.2) that were scheduled to commence to be distributed on the earliest date elected under Subsection A of Section 5.1.  For purposes of this Subsection 5.5.C, an earlier election of payment in substantially equal, annual installments over not more than ten years shall be treated as a choice of a single form of payment.

5.6  Distributions Prior to the Designated Beginning Date

A.            Domestic Relations Order.  Notwithstanding the provisions of Section 10.5, the Committee may recognize and make payments from a Participant’s Account as necessary to comply with the terms of a Domestic Relations Order, within the meaning of Section 414(p)(1)(B) of the Code.

B.            Payment of Taxes.  The Committee may authorize payments from a Participant’s Account as necessary to pay employment taxes imposed under Sections 3101, 3121 and 3401 of the Code with respect to a Participant’s Account, but only to the extent of taxes due.

C.            Payment for Income Inclusion.  The Committee may authorize payments from a Participant’s Account equal to the amount of any Elective Deferrals (including the gain and loss adjustments applicable to such deferrals under Section 4.2) required pursuant to Section 409A of the Code to be included in the Participant’s gross income prior to the date the amounts would otherwise have been distributed under this Plan.

ARTICLE VI — BENEFICIARIES; PARTICIPANT DATA

6.1  Designation of Beneficiaries.

A.            Each Participant may designate the person or persons (who may be named contingently) and/or trusts for the benefit of such persons to receive such benefits as may be payable under the Plan upon the Participant’s death.  Each Beneficiary designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Employer, and will be effective only when filed in writing with the Employer during the Participant’s lifetime.

B.            If a Participant dies without a valid Beneficiary designation, the Employer shall distribute the Participant’s Account to the Participant’s estate.  In determining the existence or identity of anyone entitled to a benefit payment, the Employer may rely conclusively upon information supplied by the Participant’s personal representative, executor or administrator.  If the Employer does not receive adequate information, or if any question arises as to the existence or identity of anyone entitled to receive a benefit payment, or if a dispute arises with respect to any such payment, then, notwithstanding the foregoing, the Employer, in its sole discretion, may distribute such payment to the Participant’s estate without liability for any tax or other consequences which might flow therefrom, or may take such other action as the Employer deems to be appropriate.

6.2  Information to be Furnished By Participants and Beneficiaries; Inability to Locate Participants or Beneficiaries.  Any communication addressed to a Participant or to a Beneficiary at his or her last post office address as shown on the Employer’s records, shall be binding on the Participant or Beneficiary for all purposes of the Plan.  The Employer shall not be obliged to search for any Participant or Beneficiary beyond sending a registered letter to such last known address.  If a Participant or Beneficiary fails to claim an amount to which he or she is entitled under the Plan within three years of the notice from the Employer sent to the Participant’s or Beneficiary’s last known address, then, except as otherwise required by law, the Employer may, in its discretion, direct distribution to any one or more or all of the Participant’s next of kin, in such proportions as the Employer determines.  If neither the Participant nor any next of kin can be located, the Employer shall have the right to direct that the amount payable shall be deemed to be a forfeiture and paid to the Employer, except that the dollar amount of the forfeiture, unadjusted for gains or losses in the interim, shall be paid by the Employer if a claim for the benefit subsequently is made by the Participant or the Beneficiary to whom it was payable.  If a benefit payable to an unallocated Participant or Beneficiary is subject to escheat pursuant to applicable state law, any payment made in accordance with such law shall fully satisfy and discharge the Employer’s obligations under this Plan.

ARTICLE VII — ADMINISTRATION

7.1  Administrative Authority.  The Committee shall administer the Plan.  The Committee shall have the power to take all actions and to make all decisions and interpretations which may be necessary or appropriate in order to administer and operate the Plan.  All Committee decisions, interpretations, actions and determinations with respect to the Plan shall be final and binding on all parties.  Without limiting the generality of the foregoing, the Committee shall have the following specific powers, duties and responsibilities:

(a)          To resolve and determine all disputes or questions arising under the Plan, including the power to determine the rights of Eligible Employees, Participants and Beneficiaries, and their respective benefits, and to remedy any ambiguities, inconsistencies, or omissions in the Plan;

(b)         To adopt such rules of procedure and regulations as in its opinion may be necessary for the proper and efficient administration of the Plan and as are consistent with the Plan;

(c)          To implement the Plan in accordance with its terms and the rules and regulations adopted as above;

(d)         To make determinations concerning the eligibility of any Eligible Employee as a Participant and make determinations concerning the crediting and distribution of Plan Accounts; and

(e)          To appoint any persons or firms, or otherwise act to secure specialized advice or assistance, as it deems necessary or desirable in connection with the administration and operation of the Plan, and the Employer shall be entitled to rely conclusively upon, and shall be fully protected in any action or omission taken by it in good faith reliance upon, the advice or opinion of such firms or persons.

7.2. Delegation of Administrative Functions.  The Committee may delegate from time to time by written instrument all of any part of its duties, powers or responsibilities under the Plan, both ministerial and discretionary, as it deems appropriate, to any person or committee, and in the same manner to revoke any such delegation of duties, powers or responsibilities.  Any action of such person or committee in the exercise of such delegated duties, powers or responsibilities shall have the same force and effect as if such action had been taken by the Committee.  The Committee shall not be liable for any act or omission of any person to whom the Committee’s duties, powers and responsibilities have been delegated, nor shall any person or committee to whom or to which any duties, powers or responsibilities have been delegated have any liabilities with respect to any duties, powers or responsibilities not delegated to him, her or it, except to the extent required by law.

7.3  Litigation.  In any action or judicial proceeding affecting the Plan, it shall be necessary to join as a party only the Employer.  Except as may be otherwise required by law, no Participant or Beneficiary shall be entitled to any notice or service of process, and any final judgment entered in such action shall be binding on all persons interested in, or claiming under, the Plan.

7.4  Claims Procedure.

A.            Any person claiming a benefit under the Plan (a “Claimant”) shall present the claim, in writing, to the Employer and the Employer shall respond in writing.  If the claim is denied, the written notice of denial shall state, in a manner calculated to be understood by the Claimant:

(a)           The specific reason or reasons for denial, with specific references to the Plan provisions on which the denial is based;

(b)           A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or information is necessary; and

(c)           An explanation of the Plan’s claims review procedure.

B.            The written notice denying or granting the Claimant’s claim shall be provided to the Claimant within 90 days after the Employer’s receipt of the claim, unless special circumstances require an extension of time for processing the claim.  If such an extension is required, written notice of the extension shall be furnished by the Employer to the Claimant within the initial 90 day period and in no event shall such an extension exceed a period of 90 days from the end of the initial 90 day period.  Any extension notice shall indicate the special circumstances requiring the extension and the date on which the Employer expects to render a decision on the claim.  Any claim not granted or denied within the period noted above shall be deemed to have been denied.

C.            Any Claimant whose claim is denied, or deemed to be denied under the preceding sentence (or such Claimant’s authorized representative), may, within 60 days after the Claimant’s receipt of notice of the denial, or after the date of the deemed denial, request a review of the denial by notice given, in writing, to the Employer.  Upon such a request for review, the claim shall be reviewed by the Employer (or its designated representative) which may, but shall not be required to, grant the Claimant a hearing.  In connection with the review, the Claimant may have representation, may examine pertinent documents, and may submit issues and comments in writing.

D.            The decision on review normally shall be made within 60 days of the Employer’s receipt of the request for review.  If an extension of time is required due to special circumstances, the Claimant shall be notified, in writing, by the Employer, and the time limit for the decision on review shall be extended to 120 days.  The decision on review shall be in writing and shall state, in a manner calculated to be understood by the Claimant, the specific reasons for the decision and shall include references to the relevant Plan provision on which the decision is based.  The written decision on review shall be given to the Claimant within 60 days (or, if applicable, the 120 day time limit discussed above.  If the decision on review is not communicated to the Claimant within the 60 day (or, if applicable, the 120 day) period discussed above, the claim shall be deemed to have been denied upon review.  All decisions on review shall be final and binding with respect to all concerned parties.

ARTICLE VIII — AMENDMENT

8.1  Right to Amend.  The Employer reserves the right to amend the Plan by action of its chief executive officer, and all Participants, Beneficiaries and other interested parties shall be bound by any such amendments; provided, however, that no amendment shall reduce the amount of a Participant’s Account or the Participant’s rights therein as of the date of the amendment.

8.2  Amendment Required by Law.  Notwithstanding the provisions of Section 8.1, the Plan may be amended at any time, retroactively if required, if the Employer finds it necessary to do so in order to ensure that the Plan is characterized as a plan of deferred compensation maintained for a select group of management or highly compensated employees, as described in ERISA Sections 201(2), 301(a)(3) and 401(a)(1), and to conform the Plan to the provisions and requirements of any applicable law (including ERISA and the Code) including, but not limited to, Section 409A of the Code.  No such amendment shall be considered prejudicial to any interest of a Participant or a Beneficiary hereunder.

ARTICLE IX — TERMINATION

9.1  Employer’s Right to Terminate or Suspend Plan.  The Employer reserves the right, by action of its Board of Directors, to terminate the Plan and/or its obligations to make further additions to the Account maintained under the Plan on account of Elective Deferrals or to make further adjustments to such Accounts on account of gain or loss under Section 4.2.  If the Employer terminates the Plan, all Accounts shall be distributed to Participants as soon as practicable after the Plan terminates provided that payments conform to Treasury Regulations promulgated under Section 409A of the Code.  The Employer may choose to terminate its obligations to credit Accounts prospectively with respect to Elective Deferrals, while continuing to maintain the Plan.  In such event, the Employer shall continue to give effect to all other applicable provisions of the Plan, including those concerning adjustments to such Accounts on account of gain or loss under Section 4.2.

ARTICLE X — MISCELLANEOUS

10.1                Limitations on Liability of Employer.  Neither the establishment of the Plan nor any modification thereof, nor the creation of any Account under the Plan, nor the payment of any benefits under the Plan shall be construed as giving to any Participant or other person any legal or equitable right against the Employer, or any officer or employee thereof, except as provided by law or by any Plan provision.  In no event shall the Employer, or its employees or officers, be liable for the failure of any Participant, Beneficiary or other person to be entitled to any particular tax consequences with respect to the Plan or any credit or contribution thereto or distribution therefrom.

10.2                Construction.  If any provision of the Plan is held to be illegal or void, such illegality or invalidity shall not affect the remaining provisions of the Plan, but such provision shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been part of the Plan.  Where the context permits, the singular shall include the plural, and the plural shall include the singular.  Headings of Articles and Sections are inserted only for convenience of reference and are not to be considered in the construction of the Plan.  The laws of the State of Maryland shall control the Plan and all questions of law arising thereunder, except where those laws are preempted by the laws of the United States.

10.3                No Right to Employment.  Participation under the Plan will not give any Participant the right to be retained in the service of the Employer.

10.4                Unfunded Plan.  The Plan is intended to be, and at all times shall be interpreted and administered so as to qualify as, an unfunded plan of deferred compensation.  The rights of Participants and Beneficiaries to payments under the Plan shall be those of general, unsecured, creditors of the Employer and shall not be secured by any trust, escrow or other arrangement; provided, however, that the Employer may, in its discretion, establish one or more trusts for purposes of funding its obligations under this Plan as long as, in the opinion of counsel to the Employer, the establishment of such trust or trusts will not cause the Plan to be considered “funded” for purposes of ERISA or the Code or otherwise jeopardize the tax treatment of benefits hereunder.  No provisions of this Plan shall be interpreted so as to give any individual any right in any assets of the Employer which is greater than the rights of any general unsecured creditor of the Employer.

10.5                Spendthrift Provision.

A.            No amount payable to a Participant or a Beneficiary under the Plan will, except as otherwise specifically provided by law, be subject in any manner to anticipation, alienation, attachment, garnishment, sale, transfer, assignment (either at law or in equity), levy, execution, pledge, encumbrance, charge or any other legal or equitable process, and any attempt to do so will be void; nor will any benefit hereunder be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled thereto.  Further, (i) the withholding of taxes from Plan benefit payments, (ii) the recovery under the Plan of overpayments of benefits previously made to a Participant or Beneficiary, (iii) if applicable, the transfer of benefit rights from the Plan to another plan, or (iv) the direct deposit of Plan benefit payments to an account in a banking institution (if not actually part of an arrangement constituting an assignment or alienation) shall not be construed as an assignment or alienation.

B.            If any Participant’s or Beneficiary’s benefits hereunder are garnished or attached by order of any court, the Employer may bring an action for a declaratory judgment in a court of competent jurisdiction to determine the proper recipient of the benefits to be paid under the Plan.  During the pendency of said action, any benefits that become payable shall be held as credits to the Participant’s or Beneficiary’s Account or, if the Employer prefers, paid into the court as they become payable, to be distributed by the court to the recipient as it deems proper at the close of said action.

10.6                Withholding.  A Participant or a Beneficiary under the Plan shall make appropriate arrangements with the Employer for satisfaction of any Federal, state or local income tax withholding requirements and Social Security or other tax requirements applicable to the accrual or payment of benefits under the Plan.  If no other arrangements are made, the Employer may provide, at its discretion, for any withholding and tax payments as may be required prior to making any payment of benefits under the Plan.

IN WITNESS WHEREOF, the Williams Scotsman International, Inc. has caused the Plan to be executed and its seal affixed hereto, effective as of the ______________ day of ___________________, _____________.

WILLIAMS SCOTSMAN INTERNATIONAL, INC

(Seal)
By:

Print Name:	Print Name:

Date: